Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-260822

Prospectus Supplement No. 9

(to Prospectus dated May 16, 2022)

Up to 19,999,967 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

and

Up to 5,000,000 Shares of Class A Common Stock Offered by the Selling Stockholder

This prospectus supplement is being filed to update, amend and supplement the information included in the prospectus dated May 16, 2022 (the “Prospectus”) related to (a) the issuance by us of an aggregate of up to 19,999,967 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 6,666,666 shares of Class A Common Stock issuable upon the exercise of 6,666,666 warrants issued in a private placement in connection with our initial public offering and (ii) 13,333,301 shares of our Class A Common Stock issuable upon exercise of 13,333,301 warrants issued in connection with our initial public offering (the “Public Warrants”) and (b) the resale from time to time by the selling stockholder identified in the Prospectus, or their permitted transferees, of an aggregate of up to 5,000,000 shares of Class A Common Stock. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on December 16, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “VRRM.” Our Public Warrants are quoted on OTC Pink under the symbol “VRRMW.” On December 15, 2022 the closing sale price per share of our Class A Common Stock was $13.92.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2022

VERRA MOBILITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37979	81-3563824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 N. Alma School Road Mesa, Arizona (Address of principal executive offices)	85201 (Zip Code)

(480) 443-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Class A common stock, par value $0.0001 per share	VRRM	Nasdaq Capital Market
Warrants to purchase Class A Common Stock	VRRMW	OTC Pink Marketplace

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2022, Verra Mobility Corporation (the “Company”) announced the appointment of Jonathan Keyser as the Company’s Executive Vice President and Chief Legal Officer, effective December 19, 2022.

Mr. Keyser, age 41, has served as Vice President and General Counsel of Honeywell Performance Materials and Technologies (PMT), a business unit of Honeywell International Inc. (NASDAQ: HON), a $10 billion annual revenue science, technology and ESG-oriented business that develops process technologies, automation solutions, advanced materials, hardware, chemicals, services and industrial software that are transforming industries around the world, since 2021. Prior to PMT, Mr. Keyser served as Vice President and General Counsel of Honeywell UOP and Aerospace Integrated Supply Chain and Digital Transformation business units, from 2019 to 2021. Prior to Honeywell, Mr. Keyser served as Assistant General Counsel/Division General Counsel and Managing Counsel, Securities and Corporate Services, at Harley-Davidson Motor Company (NYSE: HOG) from 2016 to 2019. Mr. Keyser was an attorney at Hogan Lovells US LLP from 2010 to 2016, and between 2014 and 2016, Mr. Keyser served as a member of the Colorado State House of Representatives. Mr. Keyser holds a Bachelor of Science degree from the United States Air Force Academy and a law degree from the University of Denver.

Pursuant to his Executive Employment Agreement, dated November 8, 2022 (the “Executive Employment Agreement”), Mr. Keyser will receive an annual base salary of $400,000. In addition to base salary, Mr. Keyser is eligible for a target bonus under the Verra Mobility Corporation Short-Term Incentive Plan of 70% of base salary and a long-term incentive valued at $500,000, comprised of time-vested restricted stock units, stock options and performance share units, under the Verra Mobility Corporation 2018 Equity Incentive Plan, as amended (the “LTIP”).

Upon the commencement of his employment, Mr. Keyser will be granted a one-time new hire bonus of $200,000, which must be repaid in full if Mr. Keyser resigns without good reason or is terminated for cause within 12 months of his hire date, or at 50% if Mr. Keyser resigns without good reason or is terminated for cause between 12 and 24 months of his hire date. Mr. Keyser will also be granted a one-time long-term incentive new hire equity award valued at $450,000, comprised of time-vested restricted stock units. The terms of each of the equity grants to Mr. Keyser will be subject to the terms of the LTIP and related award agreements applicable to such grants. Mr. Keyser will also receive medical and other benefits consistent with the Company’s standard policies and be eligible to participate in other Company plans, as applicable. In connection with his relocation to the Company’s headquarters in Mesa, Arizona, Mr. Keyser will be reimbursed for customary expenses he incurs, on the terms and subject to the conditions of the Executive Employment Agreement.

The foregoing is a summary of the material terms of the Executive Employment Agreement and is qualified in its entirety by reference to the Executive Employment Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2022.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Keyser and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Keyser that would require disclosure under Item 404(a) of Regulation S-K.

All benefits described above are subject to required tax withholding.

Item 7.01 Regulation FD Disclosure.

On December 16, 2022, the Company issued a press release announcing the appointment of Jonathan Keyser as Executive Vice President and Chief Legal Officer of the Company, which is attached hereto to as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

99.1	Press Release, dated December 16, 2022, issued by Verra Mobility Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2022	Verra Mobility Corporation

	By:	/s/ Craig Conti
	Name:	Craig Conti
	Title:	Chief Financial Officer